Exhibit 10.1

                            ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made May 8, 2001, among OrthoLogic Corp., a Delaware corporation ("OrthoLogic"), OrthoLogic Canada Ltd., a Canada corporation ("OrthoCanada"; and together with OrthoLogic, "Seller"), OrthoRehab, Inc., a Delaware corporation ("OrthoRehab") and 2002819 Ontario Limited, a Canada Corporation ("RehabCanada;" and together with OrthoRehab, "Purchaser").

                                    RECITALS

     A. Seller, through its so-called continuous passive motion division, also known by Seller as its OrthoRehab division, develops, manufactures and markets continuous passive motion devices and ancillary orthopedic recovery products. The business conducted by the division, is herein referred to as the "Division Business."

     B. Seller desires to sell to Purchaser substantially all of Seller's assets relating exclusively to the Division Business, and Purchaser desires to purchase said assets, all on the terms and subject to the conditions contained in this Agreement.

                                   AGREEMENTS

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

     1.1 AGREEMENT TO PURCHASE AND SELL. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, the assets, properties and rights as of the Closing Date (as herein defined), wherever situated or located, of Seller which are used exclusively in or relate exclusively to the conduct of the Division Business and which are described in Section 1.2 (the "Purchased Assets"). To the extent that the Schedules required by Section 1.2 require amendment due to changes in such assets, properties and rights in the Ordinary Course of Business (as herein defined) as of the Closing the parties shall amend such Schedules to provide for such changes on the Closing Date, and such amendments shall be deemed to be a part of this Agreement and incorporated herein by reference. Without limiting the generality of the foregoing, the Purchased Assets shall not include any of the assets, properties and rights described in Section 1.3 (the "Excluded Assets").

     1.2 ENUMERATION OF PURCHASED ASSETS. The Purchased Assets shall consist of the following assets owned by Seller, except to the extent that any of the foregoing are also enumerated in Section 1.3 as being Excluded Assets:

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         (a) all inventory held for use exclusively in the conduct of the
Division Business (including, without limitation, raw materials, work in process, finished goods, service parts and supplies) as listed on SCHEDULE 1.2(a);

         (b) all furniture, art work, fixtures, equipment (including office equipment), machinery, parts, computer hardware, tools, dies, jigs, patterns, molds, automobiles and trucks and all other tangible personal property (other than inventory) (the "Tangible Personal Property") used exclusively in the conduct of the Division Business, including but not limited to those listed on
SCHEDULE 1.2(B);

         (c) all leasehold interests and leasehold improvements created by all leases listed on SCHEDULE 1.2(C), including, without limitation, capitalized leases, of personal property used exclusively in connection with the Division Business under which Seller is a lessee or lessor;

         (d) Seller's entire leasehold interest as lessee of real property under those leases listed on SCHEDULE 1.2(D) (the "Leased Premises"); provided, however, that Purchaser shall be entitled to amend such Schedule 1.2(d) in its sole discretion prior to the Closing Date to exclude any such leases, and any such amendment shall be deemed to be a part of this Agreement and incorporated herein by reference; provided further, that, subject to Section 6.2(i), the lease between Seller and TMC (Heritage) Corp. dated September 1998 for the lease of Seller's Pickering, Ontario, Canada location shall not be excluded by such amendment;

         (e) all of the so-called "work in process" accounts receivable listed on SCHEDULE 1.2(E), as shown on the Pro Forma Balance Sheet (as herein defined), with such changes from the date of the Pro Forma Balance Sheet until the Closing Date as are in the Ordinary Course of Business (as herein defined) (the "Purchased Receivables"). The dollar amount of the Purchased Receivables shall be defined herein as the "Purchased Receivables Amount". Such Purchased Receivables shall include the following, and shall exclude any Medicare/Medicaid receivables:

               (i) an account receivable billable to a Payor (as defined in Section 4.3), arising from the provision of health care services (and any services or sales ancillary thereto) by the Division Business including the right to payment of any interest or finance charges and other obligations of such Payor with respect thereto;

               (ii) a health-care-insurance receivable billable to a Payor arising from the provision of health care services (and any services or sales ancillary thereto) by the Division Business including the right to payment of any interest or finance charges and other obligations of such Payor with respect thereto;

               (iii) all security interests or liens and property subject thereto from time to time purporting to secure payment by the Payor;

               (iv) all guarantees, indemnities and warranties and proceeds thereof, proceeds of insurance policies, UCC financing statements (or similar financing statements under the personal property security legislation of various Canadian provinces) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Purchased Receivable;

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               (v) all Collections ( as defined in Section 4.3) with respect to any of the foregoing;

               (vi) all Records (as defined in Section 4.3) with respect to any of the foregoing; and

               (vii) all proceeds of any of the foregoing;

         (f) the so-called "rental fleet" listed on SCHEDULE 1.2(f);


         (g) notes receivable, negotiable instruments and chattel paper received as a result of the conduct of the Division Business;

         (h) all deposits and rights with respect thereto exclusively in connection with the Division Business;

         (i) subject to Section 8.7, all contracts listed on SCHEDULE 1.2(I), or portions thereof, (and benefits arising therefrom) to the extent that they relate to or arise exclusively out of the Division Business (provided that the non-compete agreements with the Division Business employees shall be assigned only to the extent that they relate to the Division Business), all rights against suppliers under warranties covering any of the tangible assets of the Division Business and all Permits (as herein defined) and Environmental Permits (as herein defined);

         (j) all sales orders, purchase orders, quotations and bids generated by the operation of the Division Business listed on SCHEDULE 1.2(j);

         (k) the Intellectual Property (as herein defined) and all goodwill associated with such Intellectual Property; including but not limited to that listed on SCHEDULE 1.2(k);

         (l) subject to Section 8.7, all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software agreements and technical service agreements relating exclusively to the Division Business listed on
SCHEDULE 1.2(l);

         (m) all customer lists, customer records and information relating exclusively to the Division Business;

         (n) all books and records relating exclusively to the Division Business, including, without limitation, blueprints, drawings and other technical papers, payroll, employee benefit, accounts receivable (except with respect to Retained Receivables (as herein defined)) and payable, inventory, maintenance, and asset history records, ledgers, and books of original entry, all insurance records and OSHA and EPA files;

         (o) all rights in connection with prepaid expenses with respect to the Purchased Assets;

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         (p) all letters of credit issued to Seller relating exclusively to the
Division Business;

         (q) all computer software relating exclusively to, or used exclusively by, the Division Business, including all documentation and source codes with respect to such software and, subject to Section 8.7, all licenses of software, including but not limited to that set forth on SCHEDULE 1.2(q);

         (r) all sales and promotional materials, catalogues and advertising literature relating exclusively to the Division Business;

         (s) all telephone and fax numbers relating exclusively to the Division Business;

         (t) all franchises, permits, certificates, approvals and licenses and other governmental authorizations and accreditations held by the Seller exclusively related to ownership and operation of the Division Business to the extent transferable, as described in SCHEDULE 1.2(t) attached hereto;

         (u) copies of all financial, accounting and other business records of the Seller of any type or description relating exclusively to the Division Business;

         (v) any of Seller's right, title and interest in and to records of identity, diagnosis, evaluation or treatment of patients relating exclusively to the Division Business; and

         (w) any other tangible and intangible property of the Seller necessary for, and exclusively related to, the operation of the Division Business.

As used in this Agreement, "Ordinary Course of Business" means that an action taken by a Person (as herein defined) will be deemed to have been taken in the "Ordinary Course of Business" only if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of day-to-day operations of other Persons that are in the same line of business as such Person.

     1.3 EXCLUDED ASSETS. The Excluded Assets shall consist of all assets, properties and rights not enumerated as Purchased Assets in Section 1.2, including, without limitation, the following items:

         (a) all cash on hand and in banks, cash equivalents (exclusive of letters of credit issued by customers of Seller) and investments;

         (b) Seller's bank accounts, lock box accounts (except as governed by the Lockbox Agreement, as defined below), checkbooks and cancelled checks;

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         (c) all accounts receivable other than the Purchased Receivables (the
"Retained Receivables");

         (d) Seller's rights under the non-compete agreements with the Division employees to the extent that they relate to Seller's business other than the Division Business, and those contracts with Seller's Affiliates (as herein defined) set forth on SCHEDULE 1.3(d) hereto;

         (e) rights in and to claims and litigation (and in each case benefits to the extent they arise therefrom) against third parties to the extent such claims and litigation are not in any way related to the Purchased Assets or the Assumed liabilities (as herein defined), and rights in and to claims (and benefits to the extent they arise therefrom) that relate to Excluded Liabilities (as herein defined);

         (f) insurance policies of Seller and rights in connection therewith;

         (g) rights arising from prepaid expenses, if any, with respect to assets not being sold hereunder;

         (h) rights arising from any refunds due with respect to insurance premium payments and refunds due from federal, state, provincial and/or local taxing authorities with respect to taxes heretofore paid by Seller;

         (i) deposits of Seller with the Internal Revenue Service and Canada Customs and Revenue Agency, including, without limitation, tax deposits, prepayments and estimated payments;

         (j) all rights of indemnification, claims and causes of action which relate to the conduct of the Division Business prior to the Closing Date, including, without limitation, those against any person under any purchase or other agreement pursuant to which Seller or any of its Affiliates acquired any portion of the Division Business or those arising by operation of law or equity or otherwise, but excluding product warranty claims with respect to tangible assets of the Division Business against the suppliers thereof;

         (k) Seller's rights under this Agreement;

         (l) Seller's corporate charter, minute and stock record books, and corporate seal and tax returns;

         (m) the agreements set forth on SCHEDULE 1.3(m);

         (n) the assets, if any, described on SCHEDULE 1.3(n);

         (o) all assets and properties of Seller used, but not exclusively, in the conduct of Division Business, including, without limitation, the names "OrthoLogic" and "OrthoLogic Canada" and all intellectual property rights of Seller with respect to such names;

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         (p) all franchises, permits, certificates, approvals and licenses and other governmental authorizations and accreditations held by Seller not specifically transferred to Purchaser; and

         (q) any contracts, agreements, leases and commitments of Seller not otherwise described in Section 1.2 hereof.

                                   ARTICLE 2

                            ASSUMPTION OF LIABILITIES

     2.1 AGREEMENT TO ASSUME. At the Closing (as herein defined), Purchaser shall assume and agree to discharge and perform when due, the liabilities and obligations of Seller with respect to the Division Business which are described in Section 2.2 (the "Assumed Liabilities"). All Assumed Liabilities referred to in Sections 2.2(a) and 2.2(b) shall be specifically listed on SCHEDULE 2.2(A)/(B) and shall not exceed $4,600,000. To the extent that the Schedules required by Section 2.2 require amendment due to changes in such liabilities and obligation in the Ordinary Course of Business as of the Closing the parties shall amend such Schedules to provide for such changes on the Closing Date, and such amendments shall be deemed to be a part of this Agreement and incorporated herein by reference. All liabilities and obligations of Seller enumerated in
Section 2.3 are collectively referred to herein as "Excluded Liabilities." Seller shall remain liable for the Excluded Liabilities.

     2.2 DESCRIPTION OF ASSUMED LIABILITIES. The Assumed Liabilities shall consist of the following, and only the following, liabilities of Seller with respect to the Division Business:

         (a) all trade accounts payable as of the Closing Date as set forth on the Pro Forma Balance Sheet, with such changes from the date of the Pro Forma Balance Sheet until the Closing Date as are in the Ordinary Course of Business;

         (b) all accrued and unpaid expenses as of the Closing Date as set forth on the Pro Forma Balance Sheet, including, without limitation, accrued salaries, wages and vacation pay, and taxes with respect thereto, with respect to those employees of Seller who become employees of Purchaser immediately after the Closing shown on such Pro Forma Balance Sheet, with such changes from the date of the Pro Forma Balance Sheet until the Closing Date as are in the Ordinary Course of Business;

         (c) all liabilities and obligations of Seller, whether or not reflected on the Pro Forma Balance Sheet, under any purchase order, sales order, lease, license, agency and distributorship agreement or other agreement or commitment of any kind, or portion thereof, with respect to the Division Business, listed on Schedule 2.2(c), which is assigned to and specifically accepted by Purchaser pursuant to any provision of this Agreement, excluding any claim, dispute or other liability or obligation for breach of any such agreements arising or accruing prior to the Closing, and excluding any payment due, performance obligation, or other liability or obligation under any such agreements arising or accruing prior to the Closing (unless otherwise enumerated as an Assumed Liability in Section 2.2(a) or 2.2(b) above.); and

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         (d) all liabilities and obligations of Seller, whether or not reflected on the Pro Forma Balance Sheet, under any Permits and Environmental Permits, governmental approvals, provider numbers or billing numbers, listed on Schedule 2.2(d) which are assigned or transferred to and specifically accepted by Purchaser pursuant to any provision of this Agreement.

     2.3 EXCLUDED LIABILITIES. Except for those specifically contemplated by
Section 2.2 hereof, Purchaser will not assume or perform any liabilities or obligations of Seller of any kind, whether disclosed or undisclosed, arising or accruing on or before the Closing Date, whether accrued, absolute, contingent or otherwise, including but not limited to any of the following obligations and liabilities, all or any of which shall constitute Excluded Liabilities and shall not be assumed or discharged by Purchaser:

         (a) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other like expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and the sale of the Purchased Assets to Purchaser;

         (b) any liabilities of Seller for (i) taxes on or measured by income,
(ii) franchise taxes, (iii)any other tax or withholding obligation, with respect to the Division Business or otherwise, accruing or arising prior to the Closing, or (iv)ERICA obligations;

         (c) any liabilities for or related to indebtedness of Seller to banks or other financial institutions with respect to borrowed money;

         (d) any liabilities of Seller under those leases, contracts, insurance policies, commitments, sales orders, purchase orders, governmental approvals, provider or billing numbers, Permits and Environmental Permits or portions thereof which are not assigned to Purchaser pursuant to the provisions of this Agreement;

         (e) any liability or obligation pursuant to any dispute, claim, controversy, action, suit, proceeding, charge, hearing , investigation or settlement accruing or arising, prior to the Closing, including but not limited to any liability or obligation of Seller or the Division Business arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered, to be done or omitted on or prior to the Closing Date by Seller or any of Seller's employees or agents, including without limitation, any liability or obligation of Seller or the Division Business with respect to any malpractice claims, actions, proceedings or settlements or with respect to reimbursement from any third party payer including any governmental payer (including but not limited to those listed in the Disclosure Schedule) and any liability or obligation of Seller or the Division Business with respect to design or manufacturing defects in the Products;

         (f) any liability with respect to employees, agents, independent contractors or similarly situated person accruing or arising prior to the Closing Date or pursuant to Section 9.2, unless specifically enumerated as an Assumed Liability; and

         (g) without limitation by the specific enumeration of the foregoing, any liabilities not expressly assumed by Purchaser pursuant to the provisions of
Section 2.2.

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                                   ARTICLE 3

                  PURCHASE PRICE. MANNER OF PAYMENT AND CLOSING

     3.1 PURCHASE PRICE. The "Purchase Price" of the Purchased Assets shall be the Cash Portion (as defined below) plus any Contingent Payment Amount (as defined below) plus the aggregate book amount of the Assumed Liabilities.

     3.2 TIME AND PLACE OF CLOSING. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of Gatsby Hannah LLP, 225 Franklin Street, Boston, Massachusetts on the thirtieth
(30th) day following the date of this Agreement, or on such other date, or at such other time or place, as shall be mutually agreed upon by Seller and Purchaser; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Article VI shall not be satisfied or waived, subject, however, to the provisions of Section 11.2. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date.

     3.3 MANNER OF PAYMENT OF THE PURCHASE PRICE. At the Closing:

         (a) Purchaser shall assume the Assumed Liabilities;

         (b) Purchaser shall pay $12,500,000 (the "Cash Portion") to Seller, by wire transfer to such account as Seller shall designate by written notice delivered to Purchaser on or prior to the Closing Date; and

         (c) ********* (1).

     3.4 ALLOCATION OF PURCHASE PRICE FOR UNITED STATES. The Purchase Price in respect of the assets being purchased by OrthoRehab shall be allocated among the Purchased Assets in the manner required by Section l060 of the Code (as herein defined) and in accordance with a mutually agreed upon schedule with respect to the same to be delivered by the parties at the Closing (the "Allocation of Purchase Price Schedule for the United States").

     3.5 ALLOCATION OF PURCHASE PRICE FOR CANADA. The Purchase Price in respect of the Purchased Assets being purchased by RehabCanada shall be allocated among the Purchased Assets in the manner set forth in a mutually agreed upon schedule with respect to the same to be delivered by the parties at the Closing (the "Allocation of Purchase Price Schedule for Canada"). Such allocation shall be binding and the Seller and the Purchaser shall file all filings which are necessary or desirable under the Income Tax Act (Canada) or any other taxation statute to give effect to such allocation.

     Notwithstanding the foregoing Sections 3.4 and 3.5, nothing in this Agreement shall be construed to mean that a party hereto or other person must:

     use, for any one or more purposes, any price or other allocation set forth or provided for in this Agreement if such party or person reasonably believes or reasonably is advised that such use is not in accordance with law; or

----------
(1) Redacted portions were filed pursuant to a confidentiality request to the Securities and Exchange Commission.

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         (a) make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such party or person reasonably believes or is reasonably advised is not in accordance with law.

     The Allocation of Purchase Price Schedule for the United States and the Allocation of Purchase Price Schedule for Canada to be delivered by the parties hereto at Closing shall collectively be referred to herein as the "Allocation Schedules".

     3.6 CLOSING PRO FORMA BALANCE SHEET. Within ten (10) business days after the Closing Date, Purchaser and Seller shall jointly prepare a mutually acceptable revised pro forma balance sheet of the Division Business as of the Closing Date which shall reflect changes in the Ordinary Course of Business from the date of the Pro Forma Balance Sheet to the Closing Date (the "Closing Pro Forma Balance Sheet"). The Closing Pro Forma Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, except (i)as disclosed therein, (ii)for normal year end adjustments and (iii)for the omission of footnote disclosures required by GAAP. Upon completion of the Closing Pro Forma Balance Sheet in accordance with this
Section 3.5, the term "Pro Forma Balance Sheet" as used in Articles I and II of this Agreement shall mean the "Closing Pro Forma Balance Sheet."

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     4.1 GENERAL STATEMENT. The parties make the representations and warranties to each other which are set forth in this Article IV. All such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance). All representations and warranties of Seller are made subject to the exceptions which are noted in the schedule delivered by Seller to Purchaser concurrently herewith and identified by the parties as the "Disclosure Schedule." References herein to "Year End Financial Statements" shall mean the Seller's fiscal year end financial statements dated December 31, 2000 provided to Purchaser.

     4.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Each Purchaser represents and warrants to Seller that:

         (a) Purchaser is a corporation duly organized, existing and in good standing, under the laws of its state or other jurisdiction of incorporation.

         (b) Purchaser has full corporate power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). All corporate and other actions or proceedings to be taken by or on the part of the Purchaser to authorize and permit the execution and delivery by Purchaser of this Agreement and the instruments required to be executed and delivered by Purchaser pursuant hereto, the performance by Purchaser of its

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obligations hereunder, and the consummation by Purchaser of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation the Purchaser, enforceable in accordance with its terms and conditions.

         (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for the execution and delivery by the Purchaser of this Agreement and Purchaser's Ancillary Documents, and the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser's Ancillary Documents.

         (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Certificate of Incorporation or By-laws or of any statute or administrative regulation to which either Purchaser is subject, or of any order, writ, injunction, judgment or decree of any court or governmental authority known to Purchaser to which such party is bound or subject.

         (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a material default or event of acceleration, or grounds for immediate termination, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited.

         (f) Neither Purchaser nor any of its Affiliates has knowledge of any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Seller for arranging the transaction contemplated hereby or introducing the parties to each other. As used in this Agreement, an "Affiliate" means, as to any person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such person within the meaning of control under Section 15 of the Securities Act of 1933.

     4.3 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:

         CORPORATE

         (a) Each of OrthoLogic and OrthoCanada is a corporation duly organized, existing and in good standing, under the laws of its jurisdiction of incorporation. Each of OrthoLogic and OrthoCanada has all necessary corporate power and authority to conduct the Division Business as the Division Business is now being conducted.

         (b) Each of OrthoLogic and OrthoCanada has qualified as a foreign or extra-provincial corporation, and is in good standing, under the laws of all jurisdictions where the nature of the Division Business or the nature or location of its assets which are used in the Division Business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as herein defined). For the purposes of this Agreement, "Material Adverse Effect" means any material adverse effect on the assets, properties, prospects, and financial condition of the Division Business, in whole or in part.

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         (c) Each of OrthoLogic and OrthoCanada has full corporate power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). All corporate and other actions or proceedings to be taken by or on the part of the Seller to authorize and permit the execution and delivery by Seller of this Agreement and the instruments required to be executed and delivered by Seller pursuant hereto, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation the Seller, enforceable in accordance with its terms and conditions. The Seller has the power and authority to own and convey all of its properties and assets and to execute and deliver this Agreement and to perform the transactions contemplated hereby and thereby. This Agreement constitutes a valid transfer, assignment, set-over and conveyance to the Purchaser of all right, title and interest of the Seller in and to the Purchased Assets (including but not limited to the Purchased Receivables) now existing and hereafter created.

         (d) No consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for the execution and delivery and performance of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transaction contemplated by this Agreement and Seller's Ancillary Documents.

         (e) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or by-laws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of their assets).

         (f) OrthoCanada is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

         FINANCIAL

         (g) Copies of the pro forma balance sheet of the Division Business (the "Pro Forma Balance Sheet") as of April 23, 2001, and copies of the Year End Financial Statements are contained in the Disclosure Schedule. The Pro Forma Balance Sheet and the Year End Financial Statements are correct and complete and consistent with the books and records of Seller and present fairly the financial position of the Division Business as of the date thereof, in accordance with GAAP, consistently applied, except (i) as disclosed therein; (ii) for normal year-end adjustments; (iii)adjustments made on the Closing Pro Forma Balance Sheet; and (iv)for the omission of footnote disclosures required by GAAP.

         (h) Since December 31, 2000, Seller has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) with respect to the Division Business, except (i) liabilities incurred in the Ordinary Course of

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Business and (ii) liabilities incurred in connection with or as a result of this
Agreement and the transactions contemplated hereby.

         (i) The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by the Division Business, located on its premises, or shown on the Pro Forma Balance Sheet, free and clear of all liens. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Purchased Assets, free and clear of any lien or restriction on transfer.

         (j) (i) For purposes of this Agreement, the term "Taxes" means all Federal, state, provincial, local, foreign and other income, sales, use, ad valorum, transfer or other taxes, fees, assessments or charges of any kind, together with any interest and any penalties with respect thereto, and the term "Tax" means any one of the foregoing Taxes; the term "Code" means the Internal Revenue Code of 1986, as amended and the term "ITA" means the Income Tax Act (Canada), as amended (all citations to the Code, or to the Treasury Regulations promulgated thereunder, or to the ITA, as applicable, shall include any amendments or any substitute or successor provisions thereto). "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         (ii) Except as set forth in the Disclosure Schedule, (a)all Tax Returns that were required to be filed with respect to the Division Business have been filed; (b)all such Tax Returns were correct and complete; (c)all Taxes owed with respect to the Division Business (whether or not shown on any Tax Return) have been paid; (d)all Taxes required to have been withheld and paid with respect to the Division Business in connection with the amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld and paid; (e)no notice has ever been received from an authority in a jurisdiction where Tax Returns are not filed with respect to the Division Business that such jurisdiction may impose Taxes with respect to the Division Business or that such jurisdiction is asserting that a Tax Return must be filed with it; (f) no statute of limitations has ever been waived in respect to Taxes relating to the Division Business, and no extension of time or waiver has ever been agreed to with respect to a Tax assessment or deficiency relating to the Division Business; (g) no federal, state, provincial, local, and foreign income Tax Returns with respect to the Division Business have been audited for taxable periods ended on or before Pro Forma Balance Sheet Date; (h) there is no pending dispute, audit, investigation, proceeding or claim concerning any liability for Taxes with respect to the Division Business; and (i) there are no liens or other encumbrances on any of the assets of the Division Business that arose in connection with any failure (or alleged failure) to pay any Tax. As of the date first above written, the Seller's Federal Tax Identification Number is as set forth on the Disclosure Schedule.

         CONDUCT OF BUSINESS

         (k) Since December 31, 2000, with respect to the Division Business there has not been:

               (i) any sale, lease, transfer, or assignment of assets, tangible or intangible, other than (A)sales of inventory for a fair consideration in the Ordinary Course of Business and (B)cash applied in payment of Seller's liabilities in the Ordinary Course of Business;

               (ii) any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) entered into other than in the Ordinary Course of Business and in an amount in excess of $25,000;

               (iii) any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license or other governmental approval or accreditation (or series of related agreements, contracts, leases, and licenses, approvals or accreditations) involving payments of more than $25,000 to which the Seller is a party or by which it is bound;

               (iv) creation or imposition of any lien upon any assets, tangible or intangible;

               (v) any capital expenditure (or series of related capital expenditures) involving more than $10,000 singly or $50,000 in the aggregate or outside the Ordinary Course of Business;

               (vi) capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity (or series of related capital investments, loans, and acquisitions) involving payments of more than $25,000 or outside the Ordinary Course of Business;

               (vii) issuance of any note, bond, or other debt security or the creation, incurring, assumption, or guarantee of any indebtedness for borrowed money or capitalized lease obligation involving payments of more than $15,000 singly or $50,000 in the aggregate;

               (viii) any delay or postponement of payment of accounts payable and other liabilities outside the Ordinary Course of Business;

               (ix) any cancellation, compromise, waiver, or release of any right or claim or indebtedness (or series of related rights and claims) involving payments of more than $25,000 or outside the Ordinary Course of Business;

               (x) grant of any license or sublicense of any rights or modification of any rights under or with respect to, or entered into any settlement regarding any infringement of its rights to, any Intellectual Property;

               (xi) any reason for the Seller to believe that any major vendors, licensors, distributors, third party payors, governmental programs, health care providers, practitioners and customers do not intend to continue with Purchaser a business relationship on terms at least as favorable as the relationship such vendors, licensors, distributors payors, programs, providers, practitioners and customers, as the case may be, currently have with the Division Business;

               (xii) any suppliers that have terminated or, to knowledge of Seller, intend to terminate or are considering terminating their respective business relationships or have modified or, to knowledge of Seller, intend to modify such relationships with the Division Business in a manner which is less favorable to the Division Business or have agreed not to or will not agree to do business on such terms and subject to conditions at least as favorable as the terms and conditions as provided to the Division Business on the date of the Year End Financial Statements and the Seller has no knowledge of any facts which would form the basis for such termination or modification or any threat or notification, orally or in writing of the foregoing;

               (xiii) any damage, destruction, or loss (whether or not covered by insurance) to property used in the Division Business;

               (xiv) any loan to, or any other transaction with, any directors, officers and employees of the Seller outside the Ordinary Course of Business;

               (xv) any employment contract or collective bargaining agreement entered into, written or oral, or modification of the terms of any existing such contract or agreement except for routine hiring and termination of employees in the Ordinary Course of Business;

               (xvi) any increase, modification or change in the compensation or benefits of any of the directors, officers, and employees outside the Ordinary Course of Business;

               (xvii) any adoption, amendment, modification or termination of any employee plan or other plan, contract, or commitment for the benefit of any director, officer or employee of the Seller (or taken any such action with respect to any other employee plan);

               (xviii) any modification or change in the employment terms for any of the directors, officers and employees or any offer of employment outside the Ordinary Course of Business;

               (xix) any charitable or other capital contribution outside the Ordinary Course of Business or any pledge to make such a contribution;

               (xx) any payment of any amount to any third party with respect to any liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

               (xxi) any modification or change in the application of GAAP from the manner in which it was applied in the Year End Financial Statements;

               (xxii) any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business; or

               (xxiii) any commitment to any of the foregoing.

         CONTRACTS

         (l) The Disclosure Schedule lists the following contracts and other agreements to which the Seller or the Division Business is a party in connection with the Division Business:

               (i) any contract for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of Seller who is employed in the conduct of the Division Business;

               (ii) any consulting agreement pertaining to the conduct of the Division Business;

               (iii) any collective bargaining agreement covering employees employed in the conduct of the Division Business;

               (iv) any plan or contract or arrangement providing for bonuses, incentives, options, shares, compensation or deferred compensation, pension or retirement payments, profit sharing, medical, hospitalization, drug and dental benefits, life or accident insurance, disability payments, supplemental unemployment benefits, accelerated or other severance or termination entitlements upon change in control or the like, covering employees employed in the conduct of the Division Business;

               (v) any contract or agreement restricting in any manner the Division Business' right to compete with any other person or entity, restricting the Division Business' right to sell to or purchase from any other person or to employ any person, or restricting the right of any other party to compete with the Division Business or the ability of such person or entity to employ any of Seller's employees employed in the conduct of the Division Business;

               (vi) any contract between Seller and any of its Affiliates with respect to the purchase of goods or the performance of services relating to the Division Business;

               (vii) any contract of agency, representation, distribution, or franchise relating to the Division Business which cannot be cancelled by Seller without payment or penalty upon notice of sixty (60) days or less;

               (viii) any service contract affecting any of the Purchased Assets where the annual service charge is in excess of $5,000 or has an unexpired term as of the Closing Date in excess of one year;

               (ix) any guaranty, performance, bid or completion bond, or surety or indemnification agreement with respect to the Division Business;

               (x) any lease or sublease with respect to the Division Business, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles to be assigned to Purchaser pursuant to this Agreement, where the lease or sublease provides for an annual rent in excess of $10,000 and has an unexpired term as of the Closing Date in excess of one year;

               (xi) any other contract related to the Division Business which is to be assigned to Purchaser under this Agreement and which provides for the receipt or expenditure by Purchaser after such assignment of more than $5,000, except contracts for the purchase or sale of goods or the rendering of services in the Ordinary Course of Business.

               (xii) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity providing for lease payments in excess of $25,000;

               (xiii) any agreement concerning a partnership or joint venture;

               (xiv) any agreement (or group of related agreements) under which the Seller has created, incurred, assumed, or guaranteed any indebtedness in excess of $10,000 or under which it has imposed a lien on any of its assets, tangible or intangible;

               (xv) any agreement solely between the Seller and its subsidiaries;

               (xvi) any agreement under which the Seller has advanced or loaned any amount to any of the directors, officers, or employees of the Seller and its subsidiaries other than in the Ordinary Course of Business;

               (xvii) any agreement under which the consequences of a default or termination could have a material effect on the business, financial condition, operations, results of operations, or future prospects of the Division Business;

               (xviii) any contract or arrangement with any federal, state or local government agency;

               (xix) any support contract with customers relating exclusively to the Division Business; or

               (xx) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Seller has delivered to the Purchaser a correct and complete copy of each written agreement listed in the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, with respect to each such agreement: (i)the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii)subject to the Purchaser obtaining the necessary consents disclosed in the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii)no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv)no party has repudiated any provision of the agreement.

         (m) Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written contract, agreement, indenture, mortgage, debenture, note or other instrument related to the Division Business under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed.

         (n) Seller possesses all licenses, permits, registration and governmental approvals (the "Permits") (other than Environmental Permits) which are required in order for the Seller to conduct the Division Business as presently conducted. Neither the Seller nor any of its employees or independent contractors is currently a party to any material transaction with a physician or any relative of a physician by blood or marriage, or any affiliate or associate of any physician, including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from (i) any such person, or (ii) any corporation, partnership, trust or other entity in which any such person has an interest or of which such person is an officer, director, trustee, or partner, or (iii) any officer, director or employee of such a corporation, partnership, trust or other entity.

         EMPLOYEES

         (o) With respect to employees of Seller employed in the conduct of the Division Business:

               (i) Seller maintains, administers, contributes to or has any liability with respect to only those employee pension benefit plans (which in respect of OrthoLogic shall be as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees of the Division Business which are described in the Disclosure Schedule (the "Pension Plans");

               (ii) Seller maintains, administers, contributes to or has any liability with respect to only those employee welfare benefit plans (which in respect of OrthoLogic shall be as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees of the Division Business which are described in the Disclosure Schedule (the "Welfare Plans");

               (iii) Seller maintains, administers, contributes to or has any liability with respect to only those employee benefit plans, programs, insurance contracts, option plans, cafeteria plans, vacation pay, sick pay, holidays and other employee arrangements that are not described in Section 3(3) of ERISA in respect of OrthoLogic for the benefit of employees of the Division Business which are described in the Disclosure Schedule (the "Non-ERISA Plans");

               (iv) neither Seller nor any affiliate of Seller as determined under Section 414(b), (c) , (m) or (o) of the Code ("ERISA Affiliate") has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any pension plan subject to Title IV of ERISA; there is currently no active filing by Seller or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any pension plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Seller or any ERISA Affiliate; and neither Seller nor any ERISA Affiliate has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA);

               (v) each Pension Plan which Seller maintains or contributes to for the benefit of employees of the Division Business or OrthoLogic which is intended to be qualified under section 401(a) of the Internal Revenue Code is, to the best knowledge of Seller, so qualified; each such Pension Plan has received a favorable determination letter from the Internal Revenue Service that it is so qualified; and, to the best knowledge of the Seller, nothing has occurred since receipt of such letter that is reasonably likely to result in disqualification of any such Pension Plan;

               (vi) the OrthoCanada Pension Plans and Welfare Plans are duly registered where required by, and are, in all respects, in good standing under all applicable laws. All required employer and employee contributions and premiums under the OrthoCanada Pension Plans and Welfare Plans have been made in accordance with applicable laws, and there are no actions, claims or proceedings pending relating to such plans.

               (vii) with respect to each Seller Pension Plan, Welfare Plan and Non-ERISA Plan, Seller has provided to Purchaser accurate, current and complete copies of each of the following: (a) where the plan has been reduced to writing, the plan document together with all amendments; (b) where the plan has not been reduced to writing, a written summary of all material plan terms; (c) any summary plan descriptions, employee handbooks or similar employee communications; (d) in the case of any qualified Pension Plan, the most recent IRS determination letter; and (e) in the case of any defined benefit Pension Plan, the three most recent annual returns/reports (Form 5500 series).

               (viii) no circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any Pension Plan maintained or formerly maintained by Seller or any related entity, or to which Seller or any related entity is or has been required to contribute, that could subject Purchaser to liability, or the assets of the Division Business to any lien, under ERISA or any other law, nor will the transactions contemplated by this Agreement give rise to any such liability or lien.

               (ix) no provision of any Seller Pension Plan would result in any limitation on the ability of Seller or Purchaser to terminate participation in the plan with respect to employees of the Division Business and to distribute immediately their benefits under the Seller Pension Plan to them.

               (x) the transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in any payment of severance or otherwise, or acceleration, vesting or increase in benefits under any Pension Plan for the benefit of any current or former director, officer or employee of the Seller in connection with the Division Business. (xi) the transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, other than a qualifying event that occurs after the Closing, result in any obligation of the Purchaser to provide COBRA continuation health coverage to any employee of the Seller in the Division Business or related qualified beneficiary.

               (xii) there is no request for union representation or certification pending or threatened against the Division Business;

               (xiii) there are no pending or threatened unfair labor practice charges or complaints or employee grievance charges or complaints with respect to the Division Business;

               (xiv) the Disclosure Schedule contains a list of all employees of Seller employed in the conduct of the Division Business as of the date of this Agreement ("Key Employees"), whose annual salaries exceed $100,000 and said list correctly reflects their base salaries, bonuses, dates of employment and positions;

               (xv) Seller has no reason to believe that any executive, key employee, or group of employees relating to the Division Business has any plans to terminate employment with the Seller. The Seller has not experienced any labor disputes or work stoppage due to labor disagreements with regard to the business of the Division Business. The Seller is not nor has it ever been a party to any collective bargaining agreements and the Seller has not been the subject of any organizational activity by any labor union, employee association, or similar entity;

               (xvi) Seller has been and is in compliance in all respects with all applicable laws respecting labor, employment and human resources practices, terms and conditions of employment, wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, human rights, employment standards, labor relations, pay equity, occupational health and safety requirements; income and payroll taxes, employer health taxes, Canada Pension and Employment Insurance;

               (xvii) Seller has not violated any applicable federal, state or provincial law or regulation relating to labor, employment and human resources practices and there are no actual or pending complaints or grievances, hearings, actions, proceedings and appeals, or obligations to reinstate any former employee of the Division Business which would have a Material Adverse Effect on the Division Business; and

               (xviii) none of the employees of the Division Business is represented by any labor union, employee association or similar entity, hold bargaining, related employer or successor rights, and no collective bargaining agreement is binding and in force against Seller with respect to the Division Business or currently being negotiated by Seller with respect to the Division Business.

          LITIGATION, CLAIMS AND COMPLIANCE WITH LAWS

         (p) Except as disclosed in the Disclosure Schedule, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or threatened that would be reasonably likely to result in a Material Adverse Effect, or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this

Agreement nor is there any basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller affecting the Division Business, the Purchased Assets or Assumed Liabilities under any federal, state, provincial or local law, and there are no ongoing discussions, negotiations, or efforts to resolve any audit, assessment, investigation, prosecution, breach of any agreement or stipulation or other matter with any governmental agency, agent, authority, carrier, intermediary or third party payor involving the Seller or the Division Business.

         (q) Each product manufactured, sold, leased, or delivered by the Division Business has been in conformity in all material respects with all applicable federal, state, provincial, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and the Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. Except as disclosed in the Disclosure Schedule, no product manufactured, sold, leased, or delivered by the Seller in the operation of the Division Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Division Business (containing applicable guaranty, warranty, and indemnity provisions). Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller in the operation of the Division Business and there has been no inquiry or investigation made in respect thereof by any person including any governmental or administrative agency.

         (r) The Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any such liability) arising or attributable to the Division Business, except for (i) liabilities set-forth on the face of the Pro Forma Balance Sheet (rather than in any notes thereto), (ii) liabilities which have arisen after the date of the Pro Forma Balance Sheet in the Ordinary Course of Business (none of which liabilities referred to under subsection (ii) of results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) liabilities of the Division Business set forth on the Disclosure Schedule.

         (s) The Seller is in compliance with all applicable laws the violation of which, either singularly or in the aggregate, could have a Material Adverse Effect on the Division Business and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Neither the ownership nor use of properties of the Division Business nor the conduct of the business of the Division Business (i) conflicts with the rights of any other person or entity or, to Seller's knowledge, such other person's or entity's charter or bylaws or (ii) violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any lien, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Division Business is a party or by which the Division Business may be bound or affected. No proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings exist which would be applicable to the business, operations or properties of the Division Business and which might adversely affect such properties, assets, liabilities, operations or prospects.

         ENVIRONMENTAL MATTERS

         (t) Except as disclosed in the Disclosure Schedule:

               (i) the Seller in connection with the Division Business has complied and is in compliance with all applicable Environmental Laws and Safety Laws the violation of which could have a Material Adverse Effect;

               (ii) the Seller in connection with the Division Business has obtained, and is and has been in compliance with the conditions of, all Environmental Permits required for the continued conduct of the Division Business in the manner now conducted and presently proposed to be conducted;

               (iii) the Seller in connection with the Division Business has filed all required applications, notices and other documents necessary to effect the timely renewal or issuance of all Environmental Permits for the continued conduct of the Division Business in the manner now conducted and presently proposed to be conducted;

               (iv) there are no past or present events, conditions or circumstances, including, without limitation, to the knowledge of Seller (and Seller's employees responsible for environmental matters), pending changes in any Environmental Law or Permit or Safety Laws, that are likely to interfere with or otherwise affect the Division Business in the manner now conducted or which would interfere with compliance with any Environmental Law or Permit or Safety Law;

               (v) there are no circumstances or conditions present at or arising out of the present or former assets, properties, leaseholds, businesses or operations of the Seller in connection with the Division Business in respect of off-site storage, transportation or disposal of, or any off-site Release of, a Chemical Substance which reasonably may be expected to give rise to any Environmental Liabilities and Costs;

               (vi) there are no circumstances or conditions present at or arising out of the present or former assets, properties, leaseholds, businesses or operations of the Seller in connection with the Division Business, including but not limited to any on-site storage, use, disposal or Release of a Chemical Substance, which reasonably may be expected to give rise to any Environmental Liabilities and Costs or Safety Liabilities and Costs;

               (vii) none of the Seller in connection with the Division Business or the present or past assets, properties, businesses, leaseholds or operations of the Seller in connection with the Division Business has received or is subject to, or within the past three years has been subject to, any outstanding order, decree, judgment, complaint, agreement, claim, citation, or notice or is subject to any ongoing judicial or administrative proceeding alleging or otherwise indicating that the Seller or the past and present assets of the

Division Business are or may be: (a) in violation of any Environmental Law; (b) in violation of any Safety Laws; (c) responsible for the on-site or off-site storage or Release of any Chemical Substance; or, (d) liable for any Environmental Liabilities and Costs or Safety Liabilities and Costs;

               (viii) the Seller has no reason to believe that the Division Business will become subject to a matter identified in subsection (vii); and, no investigation or review with respect to such matters is pending or, to the knowledge of the Seller (and Seller's employees responsible for environmental matters), is threatened, nor has any authority or other third-party indicated an intention to conduct such investigation or review;

               (ix) neither the Division Business nor any of the Purchased Assets is subject to, or as a result of the transactions contemplated by this Agreement will be subject to, the requirements of any Environmental Laws or other laws which require notice, disclosure, cleanup or approval prior to transfer of such Purchased Assets or the Division Business or which will impose liens on such Purchased Assets or otherwise interfere with or affect the Division Business ("Environmental Transfer Laws") or if subject to such requirements, the Seller has complied therewith;

               (x) the Disclosure Schedule lists all real property presently or previously leased, owned or operated by the Seller in connection with the Division Business and identifies all such property (and the area within that property) that has been used by the Division Business or by any other person or entity (including a prior owner or operator) for the storage or disposal of Chemical Substances;

               (xi) the Disclosure Schedule lists all off-site locations, including, without limitation, commercial waste disposal facilities or municipal landfills, to which or at which Chemical Substances originating from the Division Business or the Purchased Assets have been sent (or otherwise have come to be located) in amounts that would require a waste manifest under the Resource Conservation and Recovery Act of 1976 as now in effect for treatment, storage, disposal, reuse or recycling;

               (xii) the Disclosure Schedule sets forth a list of all underground storage tanks owned or operated at any time by the Seller in connection with the Division Business and except as disclosed in the Disclosure Schedule, no such tank is leaking or has leaked at any time in the past, and there is no pollution or contamination of the Environment caused by or contributed to or threatened by a Release of a Chemical Substance from any such tank; and

               (xiii) the Disclosure Schedule lists all environmental audits, inspections, assessments, investigations or similar reports in the Seller's possession or of which the Seller is aware relating to the Purchased Assets or the Division Business or the compliance of the same with applicable Environmental Laws and Safety Laws.

               For purposes of this ss.(t) only, all references to the "Seller" are intended to include any and all other entities to which the Seller may be considered a successor under applicable Environmental Laws. The representations and warranties in this section are the only representations and warranties with respect to Environmental Laws or Environmental Liabilities and Costs, or Safety Laws or Safety Liabilities and Costs notwithstanding any other language in this Agreement of general applicability.

               For the purposes of this Agreement:

               "Chemical Substance" means any chemical substance, including but not limited to any (i) pollutant, contaminant, irritant, chemical, raw material, intermediate, product, by-product, slag, construction debris; (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyl; (vi) urea formaldehyde foam insulation;
(vii) chlorofluoracarbons; and (viii) other substance, material or waste, which is identified prohibited, controlled or regulated under any Environmental Law or Safety Law, as now and hereinafter in effect, or other comparable laws.

               "Environment" means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

               "Environmental Laws" mean the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, and the Clean Water Act, each, as amended or hereinafter in effect and any other federal, state, provincial, local or foreign law, regulation ordinance rule guideline order, directive or other legal requirement, as now or hereinafter in effect, relating to: (i) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Chemical Substance; (ii) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Chemical Substance; (iii)exposure of persons, including employees, to any Chemical Substance; (iv) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Chemical Substance; (v) the pollution, protection or clean up of the Environment; or (vi)noise.

               "Environmental Liabilities and Costs" means all losses incurred:
(i) to comply with any Environmental Law; (ii) as a result of a Release of any Chemical Substance; or, (iii) as a result of any environmental conditions present at, created by or arising out of the past or present operations of Seller through the Closing Date or of any prior owner or operator of a facility or site at which Seller now owns or operates or has previously owned or operated. "Environmental Permit" means any permit or authorization from any governmental authority required under, issued pursuant to, or authorized by any Environmental Law.

               "Release" means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Chemical Substance into the Environment that may cause an Environmental Liability and Cost (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

               "Safety Laws" means any federal, state, provincial, local and foreign law, regulation or legal requirement relating to health or safety, including the Occupational Safety and Health Act, as amended, as now or hereinafter in effect relating to (i) exposure of employees to any Chemical Substance or (ii) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to equipment or manufacturing processes, or the management, use, storage, disposal, cleanup or removal of any Chemical Substance.

               "Safety Liabilities and Costs" means all Losses incurred to comply with any Safety Law or as a result of any health or safety conditions present at, created by or arising out of the past or present operations of the Seller through the Closing Date.

          LEASED PREMISES

          (u) The Seller does not own any real property that is used in connection with the business or operations of the Division Business. The Disclosure Schedule lists all real property leased or subleased in connection with the business or operations of the Division Business. The Seller has delivered to the Purchaser correct and complete copies of the leases and subleases listed in the Disclosure Schedule (as amended to date) which such leases and subleases have not been amended or modified since the date thereof. With respect to each lease and sublease listed in the Disclosure Schedule:

               (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

               (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) no party to the lease or sublease has repudiated any provision thereof;

               (v) there are no disputes, oral or written agreements, or forbearance programs in effect as to the lease or sublease;

               (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

               (vii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               (viii) with respect to each real property which is leased or subleased there is either no mortgage on the fee interest in such property which predates such lease or a non-disturbance agreement protecting the tenant's leasehold interest has been obtained and a current and complete copy provided to the Purchaser;

               (ix) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the premises leased by the Seller in the operation of the Division Business or other matters which would adversely affect the use or occupancy thereof;

               (x) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of the premises leased by the Seller in the operation of the Division Business or any portion thereof;

               (xi) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

               (xii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

               The Seller owns or leases all buildings, real property, improvements, machinery, equipment, and other tangible assets necessary for the conduct of the Division Business as presently conducted or as proposed to be conducted by Seller. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in satisfactory operating condition and repair (subject to normal wear and tear), and is suitable, adequate and sufficient for the purposes for which it presently is used and presently is proposed to be used.

         INTELLECTUAL PROPERTY

         (v) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property. Subject to obtaining all necessary consents as disclosed in the Disclosure Schedule, each item of Intellectual Property owned or used by the Seller exclusively in connection with the Division Business immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder and is listed on the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, the Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses, including, without limitation, payment of all maintenance and annuity fees due.

         (w) Except as disclosed in the Disclosure Schedule, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has never been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

         (x) All of the Seller's employees that have participated in the development of the Products have entered into employee agreements with the Seller assigning all right, title and interest in the Intellectual Property therein to the Seller. Pursuant to such employee agreements or applicable law, the Seller owns all of the right, title and interest of their employees to any Intellectual Property in the Products.

         (y) The Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to its Intellectual Property, identifies each pending patent application or application for registration which has been made with respect to the Seller's Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of the Intellectual Property. The Seller has delivered to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Disclosure Schedule also identifies each trade name or unregistered trademark or servicemark used by the Seller in connection with the Division Business. With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule:

               (i) except as disclosed in the Disclosure Schedule, the Seller possesses all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (iv) the Seller has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

         (z) The Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses exclusively in connection with the Division Business pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule:

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) subject to obtaining necessary consents as disclosed in the Disclosure Schedule, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying license;

               (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               (viii) the Division Business has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (aa) The Division Business will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and proposed to be conducted by Seller.

          (bb) For the purpose of this Agreement:

               "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including Patents, copyrights, Trademarks, mask works, trade secrets, software and proprietary information; all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Products or the Technology; (ii) that are owned, licensed or controlled in whole or in part by the Division Business; or (iii) that are used in or necessary to the development, manufacture, sales, marketing or testing of the Products.

               "Patent" means any: (i) United States or Canadian or foreign patent, patent application, patent disclosure or other patent right; (ii) any division, continuation, continuation-in-part or similar extension of an application that is a Patent; and (iii) any patent or other patent right that issues or is based upon an application that is a Patent.

               "Products" means all current products and services of the Division Business including those identified in the Disclosure Schedule, any subsequent or new versions of existing or prior products currently being developed, any products currently being developed by the Division Business which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing.

               "Technology" means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, and manuals), computer software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise that (i) were conceived, developed, or reduced to practice by or for the Division Business, or (ii) are incorporated, embodied or used in or are used to develop, manufacture, test, market, distribute or maintain and support the Products.

               "Trademarks" means any trademarks, service marks, trade dress, and logos together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

          SOLVENCY/MEDICARE/MEDICAID

          (cc) No injunction, bankruptcy petition, writ, restraining order or other order of any material nature adverse to the Seller or the conduct of its business or which is inconsistent with the due consummation of the transactions contemplated by this Agreement has been issued by or filed with a Governmental Authority. The Seller has complied in all material respects with all applicable laws, rules, regulations, and orders with respect to it, its business and properties and all Purchased Receivables and related Payor Contracts (including without limitation, all applicable environmental, health and safety requirements) and all restrictions contained in any indenture, loan or credit agreement, mortgage, security agreement, bond, note, or other agreement or instrument binding on or affecting the Seller or its property, and has and maintains all permits, licenses, authorizations, registrations, approvals and consents of Governmental Authorities necessary for the activities and business of the Seller and each of its Subsidiaries as currently conducted and as proposed to be conducted by Seller, the ownership, use, operation and maintenance by each of them of its properties, facilities and assets and the performance by the Seller of this Agreement (hereinafter referred to collectively as "Governmental Consents");

         (dd) Without limiting the generality of the prior representation: (i) each of the Blue Cross/Blue Shield Contracts of the Seller and each of its Subsidiaries is in full force and effect and has not been amended or otherwise modified, rescinded or revoked or assigned since December 31, 2000, (ii) the

Seller and each Subsidiary is in compliance with the requirements of CHAMPUS, CHAMPVA and related programs, and the Blue Cross/Blue Shield Contracts, and
(iii) no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture, non-renewal of any Governmental Consent applicable to the Seller or any other health care facility owned or operated by the Seller or any of its Subsidiaries, or such facility's participation in any CHAMPUS, CHAMPVA or other similar program, or of any Blue Cross/Blue Shield Contracts and there is no claim that such Governmental Consent, participation or contract is not in full force and effect;

         (ee) The primary business of the Seller is the provision of health care services and/or equipment. The Payors' related provider numbers listed on the Disclosure Schedule have been issued to the Seller and such list is a true and complete list of all provider numbers assigned by Payors to the Seller or its Subsidiaries;

         (ff) The Seller is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement; the Seller has not incurred Debts beyond its ability to pay; the Seller, after giving effect to the transactions contemplated by this Agreement, will have an adequate amount of capital to conduct its business in the foreseeable future; and the sales of Purchased Receivables hereunder are made in good faith and without intent to hinder, delay or defraud present and future creditors of the Seller;

         (gg) The legal name of the Seller is as set forth at the beginning of this Agreement and the Seller has not changed its name in the last six years and, during such period, the Seller did not use, nor does the Seller now use, any tradenames, fictitious names, assumed names or "doing business as" names other than those tradenames, fictitious names, assumed names or "doing business as" names set forth on the Disclosure Schedule attached hereto;

         (hh) During the past four months, there have not been any other locations at which the Seller has been located (as that term is used in the UCC) or where Records are currently being kept or have been kept except as set forth on the Disclosure Schedule;

         (ii) The principal place of business, chief executive office location (as that term is used in the UCC), telephone number and telefax number of the Seller are as set forth on the Disclosure Schedule;

         (jj) No Payor of an Eligible Purchased Receivable being sold has any claim of a material nature against or affecting the Seller or the property of the Seller;

         (kk) The Seller has not done and shall not do anything to impede or interfere with the collection by the Purchaser of the Purchased Receivables and shall not amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Purchased Receivable or any related Payor Contract;

         (ll) The Seller has made and will continue to make all payments to Payors necessary to prevent any Payor from offsetting any earlier overpayment to the Seller against any amounts such Payor owes on a Purchased Receivable;

         PURCHASED RECEIVABLES

         (mm) With respect to each Purchased Receivable sold pursuant to this Agreement (including, without limitation, claims which may be satisfied by set-off of any amounts due under any Purchased Receivable), the Seller represents and warrants, as follows:

               (i) Such Purchased Receivable is the primary liability of an Eligible Payor and is or will be recognized by the Eligible Payor as its primary liability;

               (ii) The Seller has or will submit all documentation to Purchaser regarding Purchased Receivables in its possession as of the time of Closing and any additional documentation that Seller receives following the Closing regarding such Purchased Receivables;

               (iii) Neither the Purchased Receivable nor the related Payor Contract has been satisfied, subordinated or rescinded, or except as disclosed on the Disclosure Schedule;

               (iv) Such Purchased Receivable is an account receivable created through the provision of medically necessary services or merchandise supplied by the Seller in the ordinary course of its business and the sales prices of such services or merchandise were usual, customary and reasonable in the Seller's community for such services;

               (v) Such Purchased Receivable is an "account" within the meaning of the UCC and is not evidenced by an "instrument" within the meaning of the UCC;

               (vi) To the extent a Purchased Receivable relates to a Payor Contract, the related Payor Contract is, and was at the time of the services giving rise to the Purchased Receivable, in full force and effect and constitutes the legal, valid and binding obligation of the Payor enforceable against such Payor in accordance with its terms, such Purchased Receivable was created in accordance with the requirements of the Payor Contract and applicable law, including without limitation, to the extent the Purchased Receivable is subject to limitations imposed by workers' compensation law or a related Payor Contract and is entitled to be paid pursuant to the terms of the related Payor Contract, and a copy of any related Payor Contract to which the Seller is a party has been delivered to the Purchaser;

               (vii) Such Purchased Receivable is owned by the Seller free and clear of any Adverse Claim, and the Seller has the right to sell, assign and transfer the same and interests therein as contemplated under this Agreement and, upon such sale, the Purchaser has acquired a valid ownership interest in such Purchased Receivable, free and clear of any Adverse Claim;

               (viii) No consent from the Payor or any other Person shall be required to effect the sale of any Purchased Receivables;

               (ix) There are no procedures or investigations pending or to Seller's knowledge threatened before any Governmental Authority (a) asserting the invalidity of such Purchased Receivable or such Payor Contract, (b) asserting the bankruptcy or insolvency of the related Payor, (c) seeking the payment of such Purchased Receivable or payment and performance of such Payor Contract or (d) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Purchased Receivable or such Payor Contract;

               (x) Neither such Purchased Receivable nor the related Payor Contract contravenes in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and no party to such related Payor Contract is in violation of any such law, rule or regulation in any material respect;

               (xi) The Seller has no knowledge of any fact which should have led it to expect at the time of sale of such Purchased Receivable to the Purchaser that the Purchased Receivable would not be paid in full.

         GENERAL

         (nn) The Seller is not a guarantor or otherwise liable for any liability or obligation of any person or entity for any matter which relates to or affects or will affect the Division Business.

         (oo) Since the date of the Year End Financial Statements, there has not been any change which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that is reasonably likely to result in such a Material Adverse Effect.

         (pp) All notes and accounts receivable of the Seller in respect of the Division Business are reflected properly on its books and records in accordance with GAAP, are valid receivables, arose from bona fide transactions in the Ordinary Course of Business, subject to no setoffs or counterclaims except as recorded as accounts payable, are current and collectible and will be collected in accordance with their terms at their recorded amounts without having to or threaten to resort to any collection efforts or legal proceedings outside the Ordinary Course of Business, except as reflected as net of allowance for bad debts on the face of the Pro Forma Balance Sheet (rather than in any notes thereto or reserve therefore) as adjusted for the passage of time through the closing date in accordance with GAAP and past practice and custom of the Seller.

         (qq) Except pursuant to this Agreement, there are no outstanding powers of attorney executed on behalf of any of the Seller in respect of the Division Business, its assets, liabilities or business.

         (rr) The Division Business has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. The Disclosure Schedule describes any self-insurance arrangements affecting the Division Business.

         (ss) Except as set forth in the Disclosure Schedule, the Seller and its Affiliates do not own or otherwise have any rights to or interests in any asset, tangible or intangible, which is used in the business of the Division Business which is not being transferred as a Purchased Asset, other than the Excluded Assets.

         (tt) Except as set forth in the Disclosure Schedule, the Seller has not been and is not a party to any contract or arrangement with any federal, state, provincial, or local government agency relating to the Division Business.

         (uu) The books and all corporate and financial records of the Division Business are complete and correct in all material respects and have been maintained in accordance with applicable sound business practices, laws and other requirements.

         (vv) The Disclosure Schedule sets forth a true, correct and complete list of the identities of any person or entity whose consent or approval is required and the matter, agreement or contract to which such consent relates in connection with the transfer, assignment or conveyance by the Seller of any of the Purchased Assets.

         (ww) The representations and warranties contained in this ss.4.3 (including the Disclosure Schedule and any other schedules and exhibits required to be delivered by Seller to Purchaser pursuant to this Agreement) and any certificate furnished or to be furnished by Seller to Purchaser do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.4.3 not misleading. There is no fact relating to the Division Business or the Purchased Assets which may materially adversely affect the same which has not been disclosed in writing in this Agreement to the Purchaser.

         (xx) The Purchased Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by the Division Business or necessary in the conduct of its business as it is currently conducted or as currently proposed to be conducted by Seller and the Purchased Assets conveyed to Purchaser on the Closing Date will represent the totality of assets required to enable Purchaser to continue to conduct the Division Business as it is presently being conducted.

         (yy) Neither Seller, nor any of its Affiliates, has any liability or obligation to pay any person or entity for a broker's commission, finder's fee, investment banker's fee or similar payment with respect to the transactions contemplated hereby or introducing the parties to each other.

         (zz) The Purchased Assets are all or substantially all of the property used in a commercial activity that forms all or a part of a business carried on by OrthoCanada. OrthoCanada has not been and is not now a financial institution for the purposes of the Excise Tax Act (Canada). OrthoCanada is a registrant for the purposes of the Excise Tax Act (Canada), registration number 89072-5443-RM001.

         (aaa) The Seller, together with its affiliates (as defined in the Competition Act (Canada)) have assets in Canada with an aggregate value of approximately $4,900,000 and gross revenues from sales in, from or into Canada with an aggregate value of $3,000,000 as set out in the Year End Financial Statements.

         (bbb) The gross assets of OrthoCanada's portion of the Division Business as shown on such Year End Financial Statements is approximately $5,300,000.

         (ccc) The Seller is not required to collect or remit any taxes under the Retail Sales Tax Act (Ontario) in respect of the Division Business.

         (ddd) For the purposes of this Section 4.3, the following terms shall have the indicated meanings:

         "Adverse Claim" shall mean any claim of ownership or any lien, security interest or other charge or encumbrance, or other type of preferential arrangement having the effect of a lien or security interest;

         "Blue Cross/Blue Shield Contracts" shall mean any and all agreements currently in force between the Seller and any Blue Cross/Blue Shield plan;

         "CHAMPUS" shall mean the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering retirees and dependents of a member or a former member of a uniformed service, provided, financed and supervised by the United States Department of Defense established by 10 USC ss.ss. 1071 et seq.;

         "CHAMPVA" shall mean the Civilian Health and Medical Program of the Veterans Administration, a program of medical benefits covering (i) the dependents of veterans who have been rated by VA as having a total and permanent disability, (ii) the survivors of veterans who died from VA-rated service-connected conditions, or (iii) those who at the time of death, were rated permanently and totally disabled from a VA-rated service-connected condition;

         "Collections" means, with respect to any Purchased Receivable, all cash collections and other cash proceeds of such Purchased Receivable;

         "Payor Contract" shall mean an agreement (or agreements), pursuant to, or under which, a Payor shall be obligated to pay the Seller for services rendered or merchandise sold to patients of the Seller from time to time;

         "Debts" shall mean of any Person (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, and (vi) liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended;

         "Governmental Authority" shall mean the United States of America, federal, any state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto;

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
         "HHS" shall mean the Department of Health and Human Services, an agency of the Federal Government of the United States;

         "HMO" shall mean a health maintenance organization;

         "Lockbox Account" shall mean the lockbox at Wells Fargo Bank set up pursuant to the Lockbox Agreement (as defined below) by and among the Purchaser, the Seller, NCFE (as defined below) and Wells Fargo Bank;

         "Medicaid" shall mean the medical assistance program established by Title XIX of the Social Security Act (42 USCss.ss.1396 et seq.) and any statutes succeeding thereto;

         "Medicare" shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 USCss.ss.1395 et seq.) and any statutes succeeding thereto;

         "Payors" shall mean with respect to any Purchased Receivable, the Person primarily obligated to make payments in respect thereto;

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, voluntary association, joint venture, a government or any agency or political subdivision thereof, or any other entity of whatever nature;

         "PPO" shall mean a preferred provider organization;

         "Records" shall mean all Payor Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) prepared and maintained by the Seller with respect to the Purchased Receivables and the related Payors as related to the Purchased Receivables;

         "UCC" means the Uniform Commercial Code as from time to time in effect in the state of the location of the Seller's chief executive office; (or similar personal property security legislation of various Canadian provinces).

     4.4 DEFINITION OF KNOWLEDGE. For the purposes of this Agreement, the terms "knowledge of Seller" or "Seller's knowledge" or words of similar import shall be deemed to include the actual knowledge as of the Closing Date of any or all of Thomas R. Trotter, Terry D. Meier and Sherry Sturman, as well as such knowledge as a prudent person in a similar position would have upon a reasonable investigation or inquiry of relevant facts and circumstances.

                                   ARTICLE 5

                          CONDUCT PRIOR TO THE CLOSING

     5.1 GENERAL. Seller and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article V.

     5.2 SELLER'S OBLIGATIONS. The following are Seller's obligations:

         (a) Seller shall give to Purchaser's officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller relating to the Division Business and shall furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request.

         (b) Seller shall use its best efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain the consents to the assignment of those contracts, leases, or other instruments, or other consents of third parties, which are enumerated in SCHEDULE 5.2(B) attached hereto (the "Material Consents").

         (c) The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business in respect of the Division Business. Without limiting the generality of the foregoing, the Seller (i) will not, in respect of the Division Business, engage in any practice, take any action, or enter into any transaction of the sort described in ss. 4.3(k) above and (ii)in respect of the Division Business, will (A) preserve for the benefit of Purchaser the goodwill of the Division Business' customers, suppliers, landlords and others having business relations with it and
(B)keep the business and properties of the Division Business substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees, and (iii) will not enter into any order, decree, judgment, or agreement with any third party, including any governmental agency, agent, authority, carrier, intermediary or third party payor effecting the Division Business, directly or indirectly, except as referred to in that certain Letter of Agreement dated as of the date hereof among the Purchaser and Seller.

         (d) Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, Seller shall not, with respect to the conduct of the Division Business:

               (i) incur or commit to incur any capital expenditures in connection with the Division Business not set forth in the Disclosure Schedule in excess of $10,000 in the aggregate;

               (ii) prepay any material obligations of the Seller in connection with the Division Business;

               (iii) increase the compensation payable to any employee employed in the conduct of the Division Business;

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
               (iv) sell, transfer or otherwise dispose of any asset or property of the Division Business except for sales of inventory in the usual and Ordinary Course of Business and except for cash applied in payment of liabilities of the Division Business in the usual and Ordinary Course of Business;

         (e) The Seller will not cause or permit any of its subsidiaries, officers, directors, agents or Affiliates to (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity, or enter into or consummate any transaction, relating to the acquisition of any portion of the Purchased Assets (other than sales of inventory in the Ordinary Course of Business) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing. The Seller will notify the Purchaser immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (f) Seller shall cooperate with Purchaser, as requested by Purchaser, so that Purchaser may obtain supplier numbers and other governmental supplier numbers, licenses, permits, authorizations or approvals related to the Division Business which are necessary to effectuate the avoidance of Purchaser's successor liability for Seller's acts and omissions.

     5.3 PURCHASER'S OBLIGATIONS. The following are Purchaser's obligations:

         (a) In the event that any Permit or Environmental Permit which is to be assigned to Purchaser is not assignable, and Purchaser deems such Permit or Environmental Permit necessary to operate the Division Business, Purchaser shall use its best efforts and make every good faith attempt (and Seller shall cooperate with Purchaser) to obtain such Permit or Environmental Permit.

         (b) Purchaser shall obtain governmental supplier numbers, licenses, permits, authorizations or approvals related to the Division Business which it deems necessary to effectuate the avoidance of purchaser's successor liability for Seller's acts and omissions.

     5.4 JOINT OBLIGATIONS. The following shall apply with equal force to Seller and Purchaser:

         (a) Without implication that such laws apply to the transaction contemplated hereby, Seller and Purchaser shall not comply with and hereby waive the provisions of the Uniform Commercial Code or laws of any states or provinces relating to bulk sales.

         (b) Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transaction contemplated hereby.

         (c) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

         (d) Each party shall use its respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as possible.

                                   ARTICLE 6

                              CONDITIONS TO CLOSING

     6.1 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article XI:

         (a) Each and every representation and warranty made by Purchaser shall be true and correct in all respects as if originally made on and as of the Closing Date.

         (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the closing if the transactions contemplated hereby were consummated) shall have been fully performed.

         (c) No suit, proceeding or investigation shall have been commenced or threatened by any governmental, regulatory or administrative authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby or the right of the Purchaser to own the Purchased Assets or operate the Division Business (and no order, judgment, decree or ruling shall be in effect with respect to any such suit proceeding or investigation).

         (d) Purchaser shall have delivered to Seller (i) the written opinion of Gadsby Hannah LLP, addressed to Seller, dated as of the Closing Date, in substantially the form of Exhibit 6.1(d)(i) attached hereto; and (ii) the written opinion of Goodmans LLP, addressed to Seller, dated as of the Closing Date, in substantially the form of Exhibit 6.1(d)(ii) attached hereto.

         (e) Purchaser and Seller shall have executed the Transition Services Agreement in substantially the form attached hereto as Exhibit 6.1(e), with such changes therein as may be mutually acceptable to the parties (the "Transition Services Agreement").

         (f) Seller and TegRx Pharmacy Management Co., Inc. ("Guarantor") shall have executed the Guaranty in substantially the form annexed hereto as Exhibit 6.1(f) (the "Guaranty").

         (g) The Lockbox Agreement, in the form annexed hereto as Exhibit 6.1(g) (the "Lockbox Agreement"), shall have been executed by all parties thereto.

         (h) The sublease to the Purchaser of certain office space located at Seller's 1275 W. Washington St., Tempe, Arizona 85281 location, pursuant to the Transition Services Agreement, in form and substance satisfactory to the parties (the "Sublease"), shall have been executed by Purchaser and Seller.

         (i) The Purchaser and Seller shall have delivered the Allocation Schedules.

         (j) All actions to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents of Purchaser required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

     6.2 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article XI:

         (a) There shall be no Material Adverse Change in the Seller's representations and warranties with respect to the value of the Purchased Assets, and each and every other representation and warranty made by Seller shall be true and correct in all respects as if originally made on and as of the Closing Date.

         (b) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed.

         (c) No suit, proceeding or investigation shall have been commenced or threatened by any governmental, regulatory or administrative authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby or the right of the Purchaser to own the Purchased Assets or operate the Division Business (and no order, judgment, decree or ruling shall be in effect with respect to any such suit proceeding or investigation).

         (d) Seller shall have delivered to Purchaser (i) the written opinion of Quarles & Brady Streich Lang, LLP, counsel to Seller, addressed to Purchaser, dated as of the Closing Date, in substantially the form of Exhibit 6.2(d)(i) attached hereto; and (ii) the written opinion of Stikeman Elliott, counsel to Seller, addressed to Purchaser, dated as of the Closing Date, in substantially the form of Exhibit 6.2(d)(ii) attached hereto; and (iii) the written opinion of Richards, Layton and Finger, counsel to the Seller, addressed to Purchaser, dated as of the Closing Date, in substantially the form annexed hereto as
Exhibit 6.2(d)(iii).

         (e) Purchaser and Seller shall have executed the Transition Services Agreement.

         (f) The Seller and Guarantor shall have executed the Guaranty.

         (g) The Lockbox Agreement shall have been executed by all parties thereto.

         (h) The Sublease shall have been executed by Purchaser and Seller.

         (i) The Seller shall have obtained the Material Consents and the Purchaser shall have received copies of such consents to assignment in form and substance reasonably satisfactory to the Purchaser.

         (j) The Purchaser and Seller shall have delivered the Allocation Schedules.

         (k) The Seller have executed an election as to the sale of the Purchased Receivables under Section 22 of the Income Tax Act (Canada) designating in such election the applicable portion of the Purchase Price paid by the Purchaser for the Purchased Receivables.

         (l) NCFE (as defined below) or its Affiliates shall be satisfied that it is able to provide financing to Purchaser pursuant to that certain commitment letter dated May 2, 2001; and Purchaser shall have received such financing at or immediately prior to the Closing.

         (m) There shall not have been any change since the date of this Agreement which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

         (n) All actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents of Seller required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser.

                                   ARTICLE 7

                                    CLOSING

     7.1 FORM OF DOCUMENTS. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VII. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

     7.2 PURCHASER'S DELIVERIES. Subject to the fulfillment or written waiver of the conditions set forth in Section 6.2, Purchaser shall execute and/or deliver to Seller all of the following:

         (a) the Cash Portion;

         (b) certified copies of Purchaser's Certificate of Incorporation and By-laws;

         (c) certificates of good standing of Purchaser , issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

         (d) an incumbency and specimen signature certificates with respect to the officers of Purchaser executing this Agreement and Purchaser's Ancillary Documents on behalf of Purchaser;

         (e) a certified copy of resolutions of each of Purchaser's board of directors, authorizing the execution, delivery and performance of this Agreement and Purchaser's Ancillary Documents;

         (f) a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Seller that Purchaser's representations and warranties to Seller are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect specifying the respect in which the same is untrue), that all obligations or covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived in writing by Seller, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser;

         (g) such other documents from Purchaser as may reasonably be required in order to effectuate the transactions contemplated (i) hereby and (ii) by the Purchaser's Ancillary Documents.

     7.3 SELLER'S DELIVERIES. Subject to the fulfillment or written waiver of the conditions set forth in Section 6.1, Seller shall deliver to Purchaser physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Purchaser all of the following:

         (a) certified copies of OrthoLogic's Certificate of Incorporation and By-laws and certified copies of OrthoCanada's Certificate of Incorporation and By-laws;

         (b) certificates of good standing of OrthoLogic, issued not earlier than ten (10) days prior to the Closing Date by the Secretaries of State of Delaware and Arizona, and a certificate of compliance of OrthoCanada, issued not earlier than ten (10) days prior to the Closing Date by Industry Canada;

         (c) incumbency and specimen signature certificates with respect to the officers of Seller executing this Agreement and Seller's Ancillary Documents on behalf of Seller;

         (d) certified copies of resolutions of Seller's board of directors authorizing the execution, delivery and performance of this Agreement and Seller's Ancillary Documents;

         (e) a bill of sale, executed by Seller, conveying all of the tangible personal property included in the Purchased Assets to Purchaser (the "Bill of Sale");

         (f) an assignment to Purchaser, executed by Seller, assigning to Purchaser all of the Purchased Assets (other than tangible personal property), along with the original instruments (if any) representing, evidencing or constituting such Purchased Assets (the "Assignment"). To the extent necessary in the reasonable opinion of Purchaser's counsel, Seller shall also execute and deliver (in recordable form where required) separate assignments of any of such Purchased Assets, and where applicable, in the form reasonably required by the applicable governmental agencies, insurance companies, customers, lessors and other parties with whom the assignments must be filed;

         (g) a closing certificate duly executed by the President of Seller (or any other officer of Seller specifically authorized to do so), on behalf of Seller, pursuant to which Seller represents and warrants to Purchaser that: (i) Seller's representations and warranties to Purchaser other than Section 4.3(l) are true and correct as of the Closing Date as if then originally made, and that the representations and warranties contained in Section 4.3(l) are true and correct as of the Closing Date as if then originally made except that Schedule 4.3(l) of the Disclosure Schedule has not been updated to reflect non-material changes thereto occurring in the Ordinary Course of Business between the date hereof and the Closing Date (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue); (ii) all obligations or covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived in writing by Purchaser, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed); and (iii) all documents to be executed and delivered by Seller at the Closing have been executed by duly authorized officers of Seller;

         (h) copies of the Material Consents which have been obtained;

         (i) copies of all governmental licenses, permits, and other approvals and accreditations which are being transferred pursuant to this Agreement;

         (j) certificates of title or origin (or like documents) with respect to all vehicles included in the Purchased Assets and other Equipment for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser; and

such other documents as may reasonably required from Seller in order to effectuate the transactions contemplated (i) hereby and (ii) by the Seller's Ancillary Documents.

                                   ARTICLE 8

                             POST-CLOSING AGREEMENTS

     8.1 POST-CLOSING AGREEMENTS. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VIII.

     8.2 INSPECTION OF RECORDS. Seller and Purchaser shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a five (5) year period after the Closing Date, with respect to all transactions of the Division Business occurring prior to and those relating to the Closing, the historical financial condition, results of operations and cash flows of the Division Business, or the

Assumed Liabilities. In the case of records owned by Seller, such records shall be made available at Seller's executive office, and in the case of records owned by Purchaser, such records shall be made available at Purchaser's executive office. As used in this Section 8.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. In addition, in connection with lawsuits or other proceedings, Seller or Purchaser, as the case may be, shall use reasonable efforts to make available at the requesting party's expense, personnel (for reasonable periods of time) of Seller or Purchaser, as the case may be, for purposes of depositions and testimony. In addition, Purchaser shall give reasonable assistance to Seller (for reasonable periods of time), through Purchaser's employees, to obtain such access in order for Seller to record entries relating to the closing of Seller's books relating to the Division Business, to prepare and file Tax returns related to the Division Business, and to prepare the Closing Balance Sheet. Each party shall bear its own costs and expenses with respect to such assistance.

     8.3 USE OF TRADEMARKS. Seller shall cease to use and shall not license or permit any third party to use the name "OrthoRehab", or any name, slogan, logo or trademark which is similar or deceptively similar to any of the Trademarks.

     8.4 ******** (1).

     8.5 THIRD PARTY CLAIMS. The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article X, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

     8.6 POST CLOSING CONSENTS. For a period of nine months from the Closing Date, Seller shall use its best efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain the consents to the assignment of the agreements described in Section 1.2(d), (i), (j), (l) and (q) or any other consents that are required to transfer any of the Purchased Assets to the Purchaser.

     8.7 NON-ASSIGNMENT. Notwithstanding any provision to the contrary contained herein (but not in limitation of Seller's obligations under Section 5.2(b)), Seller shall not be obligated to assign to Purchaser any contract, purchase order, sales order, lease or other instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall, to the extent necessary and at each party's respective cost, cooperate with Purchaser in any necessary arrangement designed to provide the benefits thereof to Purchaser. Without limiting the generality of any provision elsewhere herein contained, the non-assignment of any of the foregoing shall not, to the extent the liabilities thereunder would have been Assumed Liabilities but for this Section 8.7, affect the status of such liabilities as Assumed Liabilities.

----------
(1) Redacted pursuant to a confidentiality request made with the Securities and Exchange Commission.

     8.8 COLLECTION EFFORTS. Purchaser shall use its best efforts and make every good faith attempt commensurate with Seller's historical practices to collect all of the Purchased Receivables on or prior to the first anniversary of the Closing Date. Purchaser shall provide Seller reasonable access to its books and records with respect to the collection of such Purchased Receivables at least quarterly during normal business hours, with at least seven (7) business days' prior written notice, to verify such collection efforts. Purchaser shall be permitted to use the names "OrthoLogic" and "OrthoLogic Canada" in such collection efforts and shall be deemed to be granted a license for such purpose hereunder.

     8.9 LABELING OF PRODUCTS. Within one (1) year following the Closing Date, Purchaser shall remove to the extent practicable the name "OrthoLogic," "OrthoLogic Canada" or any similar name from Products, packaging materials, or promotional materials that exist as of the Closing Date. Purchaser shall be deemed to have a license to use such names on such Products and materials during such period of time. Nothing contained herein shall exclude Purchaser from using the name "OrthoRehab" or "OrthoRehab, Inc." on such Products or materials or otherwise in its business. Such name is being transferred to Purchaser pursuant to Section 1.2(k) hereof.

     8.10 SELLER OBLIGATIONS. Seller agrees to be responsible for and pay any obligations arising out of the Excluded Liabilities. Seller agrees to pay all sales, use and transfer taxes on the transfer of the Purchased Assets hereunder.

     8.11 CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this section. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its best efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. For the purpose of this section, "Confidential Information" means any and all information concerning the businesses and affairs of the Division Business other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of the Sellers. The Seller also agrees that it shall cause its directors and officers to comply with this
Section 8.11 for a period of one (1) year after the Closing Date and shall be responsible for any breach of this Section 8. 11 by such officers and directors. The Seller also agrees it shall use its reasonable best efforts to cause its employees to comply with this Section 8.11 for a period of one (1) year after the Closing Date.

     8.12 NONCOMPETITION.

         (a) The Seller agrees that, in consideration of the purchase by Purchaser hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it shall not, on or prior to the date which is five (5) years after the Closing Date, directly or indirectly, own, manage, operate, control, be employed by, provide consulting services to, participate in, lend its name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture, or activity which competes with the Products (including parts and accessories therefore or any aspect of the Division Business). The Seller also agrees that it shall cause its directors and officers to comply with this Section 8.12(a) for a period of one (1) year after the Closing Date and shall be responsible for any breach of this Section 8. 12(a) by such officers and directors. The Seller also agrees it shall use its reasonable best efforts to cause its employees to comply with this Section 8.12(a) for a period of one (1) year after the Closing Date.

         (b) Seller further agrees that for a period of five (5) years after the Closing Date it will not directly or indirectly without the prior written consent of Purchaser, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of the Purchaser or any subsidiary, group, or division of Purchaser or any Affiliate thereof (including the Division Business), to leave the employ of Purchaser unless such person has been terminated by the Purchaser or an Affiliate of Purchaser. The Seller also agrees that it shall cause its directors and officers to comply with this Section 8.12(b) and shall be responsible for any breach of this Section 8. 12(b) by such officers and directors. The Seller also agrees it shall use its reasonable best efforts to cause its employees to comply with this Section 8.12(b) for a period of one (1) year after the Closing Date.

With respect to OrthoCanada's officers, directors and employees, the noncompetition provisions referred to above shall apply only in the country of Canada and its provinces and territories.

     8.13 FURTHER ASSURANCES. At any time and from time to time after the Closing, at the request of Purchaser and without further consideration, except as stated below, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably determine is necessary to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to or interest in the Purchased Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto. The Seller hereby constitutes and appoints Purchaser and its successors and assigns as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Seller but on behalf of and for the benefit of the Purchaser and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of the Purchaser or its successors and assigns, proceedings at law, in equity, or otherwise, which the Purchaser or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Purchased Assets and to do all acts and things in relation to the assets which the Purchaser or its successors or assigns reasonably deem desirable.

                                   ARTICLE 9

                                   EMPLOYEES

     9.1 EMPLOYMENT OF SELLER'S EMPLOYEES. On or before the Closing Date, Purchaser shall offer to employ as of the Closing Date at least 75% of Seller's employees employed in the conduct of the Division Business, as listed on
SCHEDULE 9.1, in positions, at compensation, and upon terms and conditions which are for each employee similar and no less favorable in the aggregate to the employees than the position, compensation, and terms or conditions in effect on the date hereof. Each such person who is employed by Purchaser is hereinafter referred to individually as a "Transferred Employee" and collectively as the "Transferred Employees". Each such person who is not employed by Purchaser is hereinafter referred to individually as a Non-Transferred Employee and collectively as the "Non-Transferred Employees". Purchaser shall only be required to offer benefits to such Transferred Employees consistent with Purchaser's current benefit plans; provided that Purchaser shall cover all Transferred Employees with group medical benefits for which all waiting periods and pre-existing condition exceptions are waived, to the extent permitted under Purchaser's existing insurance coverage. Following the Closing, Purchaser shall be entitled to change its benefit plans in the Ordinary Course of Business. Except for voluntary resignations and deaths, Purchaser shall continue to employ each Transferred Employee until at least the last day of the first full calendar month commencing after the Closing Date, but may at any time terminate any Transferred Employee for cause. Purchaser agrees to allow Transferred Employees to roll over their benefits from Seller's 401(k) Plan into its own 401(k) Plan or other tax qualified retirement plan. Purchaser shall have no liabilities or obligations with respect to Non-Transferred Employees, and such liabilities and obligations shall be considered Excluded Liabilities hereunder.

     9.2 SELLER OBLIGATIONS. The Seller agrees to (i) terminate the employment of all of the Transferred Employees immediately prior to Closing and to pay (and provide Purchaser with reasonable proof of payment of) any and all liabilities relating to such termination of employment, including, without limitation any payments and benefits due such Transferred Employees pursuant to accrued salary, wages and other compensation, accrued vacation pay, pension, retirement, savings, health, welfare and other benefits and termination or severance payments or similar payments due to the Transferred Employees by statute, contract, and common law (unless such payments are being assumed by the Purchaser pursuant to Section 2.2(b)) and (ii) provide to all Transferred Employees any notice (which notice shall be reasonably acceptable to Purchaser) required under any law or regulations in respect of such termination including, without limitation COBRA. Seller agrees to provide COBRA continuation health coverage to all employees of the OrthoLogic Division Business and their related qualified beneficiaries who become entitled to COBRA coverage on or before the Closing at such employee's cost. Seller agrees to terminate participation of Transferred Employees in its 401(k) plan as of the Closing and cause to distribute promptly account balances to Transferred Employees. Seller agrees to facilitate direct rollovers of 401(k) balances to Purchaser's 401(k) or other tax qualified retirement plan. Seller agrees to request that Transferred Employees execute a release of all obligations arising from the employment and termination of employment of Transferred Employees with the Division Business in consideration for the payments to be made to the Transferred Employees, in a form reasonably satisfactory to Purchaser, and to assign the benefit of any executed release to the Purchaser.

                                   ARTICLE 10

                                 INDEMNIFICATION

     10.1 GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Article X.

     10.2 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the indicated meanings:

         (a) "Damages" shall mean all assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses;

         (b) "Indemnified Party" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to this Article X;

         (c) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Article X to another party hereto;

         (d) "Third Party Claim" shall mean any action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

     10.3 INDEMNIFICATION OBLIGATIONS OF SELLER. Subject to the provisions of Sections 10.4 and 10.8, Seller shall indemnify, save and keep harmless Purchaser, its Affiliates, directors, officers, employees, agents, and its successors and permitted assigns and National Century Financial Enterprises, Inc. ("NCFE") or its Affiliates ("Purchaser Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

         (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement;

         (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X); and

         (c) the failure to discharge when due any liability or obligation (including without limitation any Excluded Liability) of Seller other than the Assumed Liabilities.

     10.4 LIMITATION ON SELLER'S INDEMNIFICATION OBLIGATIONS.

         (a) Seller's indemnification obligations pursuant to the provisions of
Section 10.3 shall continue following the Closing Date for the applicable statute of limitations period, PROVIDED THAT if such claim or Third Party Claim for Damages relates to either (i) a claim for breach of Seller's representations or warranties arising under Section 10.3(a) hereof ("Representation and Warranty Claims"), (ii) the dollar value of the inventory described in Section 1.2(a) (an "Inventory Claim") or (iii) the dollar value of the rental fleet described in
Section 1.2(f) (a "Rental Fleet Claim"), a Purchaser Indemnitee must assert such claim prior to the expiration of (x) the one (1) year anniversary of the Closing Date for Representation and Warranty Claims, (y) sixty (60) days following the Closing Date for Inventory Claims and (z) ninety (90) days following the Closing Date for Rental Fleet Claims.

         (b) Purchaser Indemnitees shall not be entitled to recover for Representation and Warranty Claims (including Inventory Claims and Rental Fleet Claims) in excess of $1,000,000; provided, however, that such limitation shall in no event prevent such Purchaser Indemnitees from bringing or recovering for any claim for any amount that might also apply to any other provision of Section 10.3, regardless of whether such claim might also be considered to be a Representation and Warranty Claim (or an Inventory Claim or Rental Fleet Claim).

         (c) The Purchaser Indemnitees shall not be entitled to recover under
Section 10.3: (i) with respect to the nonassignability or nontransferability of any of the contracts or agreements listed on SCHEDULE 1.2(I), SCHEDULE 1.2(J), and SCHEDULE 1.2(L), or the failure to obtain any consent required in connection with the assignment or transfer of any such contracts or agreements; provided, however, that the Seller shall use its best efforts following the Closing to assign or transfer all such contracts or agreements to Purchaser and to obtain any consent required in connection with such assignment or transfer; (ii) to the extent that such Damages are actually paid for by insurance proceeds, net of any and all direct or indirect costs incurred by Purchaser in connection with such payment, including but not limited to, subsequent insurance premium increases; or (iii) with respect to any claim to the extent it relates to the value of or the collection of the Purchased Receivables, which shall be governed by Section 3.3(c); provided, however, that Purchaser may set-off the amount of any Representation and Warranty Claim against any Contingent Payment Amount due to Seller.

         (d) With respect to claims arising under, in connection with, or with respect to this Agreement, Purchaser Indemnitees shall only be entitled to seek indemnification from Seller pursuant to provisions of this Article X, except with respect to claims or actions for equitable or injunctive relief or specific performance or for fraud or similar claims.

     10.5 PURCHASER'S INDEMNIFICATION COVENANTS. Purchaser shall indemnify, save and keep harmless Seller its Affiliates, directors, officers, employees and agents, and its successors and permitted assigns ("Seller Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

         (a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

         (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without imitation, its obligations under this Article X);

         (c) Purchaser's failure to pay, discharge and perform any of the Assumed Liabilities when due; or

         (d) acts or omissions of Purchaser after the Closing Date and not constituting an Excluded Liability, including, without limitation, Purchaser's operation of the Division Business after the Closing Date (provided that such circumstances do not arise from Seller's breach of this Agreement).

     10.6 COOPERATION. Subject to the provisions of Section 10.7, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

     10.7 THIRD PARTY CLAIMS. Except as otherwise provided in this Section 10.7, forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:

         (a) the defense of a Third Party Claim is so tendered and within thirty
(30) days thereafter such tender is accepted without qualification by the Indemnifying Party; or

         (b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 10.7, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this Article X in writing to the Indemnified Party;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefore if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article X shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to Indemnification against a Third Party Claim, and the Indemnifying Party fails

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
to accept a tender, or assume the defense, of a Third Party Claim pursuant to this Section 10.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 10.7, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

     Notwithstanding the forgoing, Seller shall not have such an exclusive right to contest, defend, litigate and settle any Third Party Claim against Seller arising from or related to any action, audit, investigation, prosecution, assessment, agreement or other undertaking by any government agency, authority, agent, carrier, intermediary or any third party payor, and the right to contest, defend, litigate and settle of any such Third Party Claim and to determine its manner shall be jointly determined in good faith by Seller and Purchaser.

                                   ARTICLE 11

                        EFFECT OF TERMINATION/PROCEEDING

     11.1 GENERAL. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article XI.

     11.2 RIGHT TO TERMINATE. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 13.4:

         (a) by the mutual written consent of Purchaser and Seller; or

         (b) by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. Eastern Standard Time on forty-fifth (45th) day following the date of this Agreement (the "Outside Date"), provided, however, that the right to terminate this Agreement under this Section 11.2(b) shall not be available to any party whose breach of representation or warranty or failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

     11.3 CERTAIN EFFECTS OF TERMINATION. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 11.2:

         (a) each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made;

         (b) all information received by any party hereto with respect to the business of the other party hereto or its subsidiaries, divisions, Affiliates or associates (other than information which is a matter of public knowledge or which has heretofore been or is hereafter publicly published in any publication for public distribution or filed as public information with any governmental authority) shall not, unless otherwise required by law, at any time be used for the advantage of, or disclosed to third parties by, such party for any reason whatsoever.

This Section 11.3 shall survive any termination of this Agreement.

     11.4 REMEDIES. Notwithstanding any termination right granted in Section 11.2, in the event of the breach of any representation or warranty or the nonfulfillment of any condition to a party's closing obligations which has not been cured by such party by the Outside Date, in the alternative, the other party hereto may elect to do one of the following:

         (a) proceed to close despite the breach of any representation or warranty or the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall be deemed a waiver of each breach of any representation, warranty or covenant and of such party's rights and remedies with respect thereto to the extent that such party shall have actual knowledge of such breach and the Closing shall nonetheless occur;

         (b) decline to close, terminate this Agreement as provided in Section 11.2, and thereafter seek damages to the extent permitted in Section 11.5; or

         (c) seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

     11.5 RIGHT TO DAMAGES. If this Agreement is terminated pursuant to Section
11.2 or 11.4(b), neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's breach of representation or warranty or failure to comply with a covenant or obligation set forth herein, in which event termination pursuant to
Section 11.2 or 11.4(b) shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said non-breaching party, and said non-breaching party shall also be entitled to recover its actual costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

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
                                   ARTICLE 12

                                 PAYOR CONTRACTS

     12.1 TRANSFER AND ASSIGNMENT. With respect to the third party payor contracts listed on SCHEDULE 12.1 attached hereto, which are being transferred to Purchaser but for which consent to assignment has not been obtained from such third party by the Closing Date ("Third Party Payor Contracts"), Seller hereby agrees to initially assign and transfer each Third Party Payor Contract and Purchaser hereby agrees to initially assume each such Third Party Payor Contract as it relates to the Division Business. The final assignment of each Third Party Payor Contract is contingent upon (i) the assent of the Payor, or other authorized party, to the assignment to the Purchaser, or the issuance by the Payor of a new contract to the Purchaser; and (ii) the final ratification and acceptance of the Third Party Payor Contract assignment by the Purchaser or the execution by the Purchaser of a new contract issued by the Payor ("Final Contract Assignment"). Upon such Final Contract Assignment, Seller hereby agrees to an irrevocable termination of its rights under to each such Third Party Payor Contract with respect to the Division Business.

     12.2 NOTICE TO PAYORS. Seller shall provide notice to each Payor within 10 days of the Closing Date that it has definitively agreed to transfer the Division Business functions and enrollment under the Third Party Payor Contract to the Purchaser and that the contractual relationship between the Seller and the Payor with respect to the Division Business shall terminate upon Final Contract Assignment to the Purchaser (the "Payor Contract Termination Date").

     12.3 PURCHASER'S OBLIGATIONS. Purchaser shall assume Seller's obligations related exclusively to the Division Business as may accrue from and after the Closing Date under each Third Party Payor Contract its own expense.

     12.4 POWER OF ATTORNEY. Seller hereby appoints Purchaser (and any subcontractor designated by Purchaser) as its lawful attorney-in-fact for purposes of the following actions with regard to each portion of a Third Party Payor Contract with respect to the Division Business and each Purchased Receivable after the Closing Date:

         (a) BILLING. To bill in Seller's name using its provider numbers and on Seller's behalf all charges and reimbursements for all goods and services provided to patients;

         (b) COLLECTIONS. To collect all revenue from whatever source, including the Purchased Receivables due in connection with such portion of a Third Party Payor Contract with respect to the Division Business ("Third Party Payor Collections"), and to receive all such collections on Seller's behalf and to sue for and give satisfaction for monies due on account and to withdraw any claims, suits or proceedings pertaining to or arising out of Purchaser's or Seller's right to collect such accounts;

         (c) ENDORSEMENT. To take possession of and endorse in Seller's name any notes, checks, money orders, insurance payments and any other instruments received as Collections;

         (d) BANKING POWERS. To deposit all Collections directly into a bank account subject to the Lockbox Agreement and make disbursement in accordance therewith;

         (e) PATIENT INFORMATION. To contact and gather information from any patient for whom services have been provided that has resulted in a Purchased Receivable; and

         (f) OTHER ACTIONS. Perform all other actions reasonably necessary to bill and collect amounts due or which would be due upon billing of the Purchased Receivables.

         Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

                                   ARTICLE 13

                                  MISCELLANEOUS

     13.1 SALES AND TRANSFER TAXES. Seller shall pay all sales, use, transfer and conveyance taxes arising in connection with the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement.

     13.2 DEFINITION OF BEST EFFORTS. Except as otherwise specifically provided in this Agreement, for purposes of this Agreement, the phrases "best efforts" and "best efforts to cause," when used with reference to efforts to be made by a party hereto or any of its Affiliates:

         (a) shall not require such party or any of its Affiliates to pay or transfer any money, property or other thing of value to any other party except routine charges for filing or recording fees, and courier and other communication services;

         (b) shall require such party and its Affiliates to act with all reasonable promptness and dispatch with respect thereto; and

         (c) shall require the other party and its Affiliates to act with all reasonable promptness and dispatch and to cooperate in all material respects with the first party's and its Affiliates' efforts in connection therewith.

     13.3 PUBLICITY. Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Seller and Purchaser (and, in any event, Seller and Purchaser shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity). Except as otherwise required by law or applicable stock exchange rules, no such press releases or other publicity shall state the amount of the Purchase Price.

     13.4 NOTICES. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally

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
recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

               If to Seller
               Addressed to

               OrthoLogic Corp.
               1275 West Washington Street
               Tempe, Arizona  85281
               Attention: Thomas R. Trotter
               Telecopier: (602) 286-5284

               with a copy to

               Quarles & Brady Streich Lang, LLP
               2 North Central Avenue
               Phoenix, Arizona  85004
               Attention: P. Robert Moya, Esq.
               Telecopier: (602) 230-5598

               If to Purchaser
               Addressed to

               OrthoRehab, Inc.
               650 Suffolk Avenue, Suite 100
               Lowell, Massachusetts  01854
               Attention: Frank P. Magliochetti, Jr.
               Telecopier: (978) 656-9668

               with a copy to

               Gadsby Hannah LLP
               225 Franklin Street
               Boston, Massachusetts 02110
               Attention: Lawrence H. Gennari, Esq.
               Telecopier: (617) 345-7050

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 13.4.

     13.5 EXPENSES. Except as set forth in Article X, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising cut of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses.

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
     13.6 ENTIRE AGREEMENT. This Agreement and the Purchaser's Ancillary Documents and the Seller's Ancillary Documents (the Purchaser's Ancillary Documents and the Seller's Ancillary Documents together being referred to herein as the "Ancillary Agreements") constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit, schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement and the Ancillary Agreements. The parties make no representations or warranties to each other, except as contained in this Agreement and the Ancillary Agreements, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement and the Ancillary Agreements, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement and the Ancillary Agreements.

     13.7 NON-WAIVER. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Except as provided in Section 11.4(a), no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     13.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     13.9 SEVERABILITY. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     13.10 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State, without giving effect to any choice or conflict of law provision or rules that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     13.11 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

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
     13.12 ASSIGNABILITY. Except in the event of a merger, sale, or other combination of the Company involving the sale or exchange of either (a) a majority of the voting power of its capital stock or (b) all or substantially all of its assets, this Agreement and the rights, interests and obligations hereunder shall not be assignable by Seller without the prior written consent of the Purchaser. Purchaser may (a)assign any or all of its rights or interests hereunder to one or more designee or to NCFE or one or more of its Affiliates and (b)designate one or more designee to perform its obligations hereunder (in any such case, the Purchaser nonetheless shall remain responsible for the performance of its obligations under this Agreement).

     13.13 AMENDMENTS. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     13.14 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     13.15 GOVERNMENTAL REPORTING. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

     13.16 CONSENT TO JURISDICTION. This Agreement has been executed and delivered in and shall be deemed to have been made in Wilmington, Delaware. Seller and Purchaser each agrees to the exclusive jurisdiction of any state or Federal court within the City of Wilmington, Delaware, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered mail, directed to it at its address as set forth in Section 13.4, and service so made shall be deemed to be completed when received. Seller and Purchaser each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of Seller or purchaser to serve legal process in any other manner permitted by law.

     13.17 CURRENCY. Unless otherwise indicated, each of the parties hereto acknowledges that all references in this Agreement to "dollars" or "$" shall mean United States dollars.

     13.18 NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns.

     13.19 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, provincial, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to

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a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

     13.20 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.


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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SELLER:

ORTHOLOGIC CORP.                        ORTHOLOGIC CANADA LTD.


By:                                      By:
  -----------------------------             -----------------------------

Name: Thomas R. Trotter                  Name: Thomas R. Trotter

Title: President and CEO                 Title: President and CEO



PURCHASER:

ORTHOREHAB, INC.                         2002819 ONTARIO LIMITED


By:                                      By:
  -----------------------------             -----------------------------

Name: Frank P. Magliochetti, Jr.         Name: Frank P. Magliochetti, Jr.

Title: Chief Executive Officer           Title: President

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